SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

                    THE UNDERSIGNED INVESTMENT COMPANY HEREBY
              NOTIFIES THE SECURITIES AND EXCHANGE COMMISSION THAT
              IT REGISTERS UNDER AND PURSUANT TO THE PROVISIONS OF
               SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940
                   AND IN CONNECTION WITH SUCH NOTIFICATION OF
                 REGISTRATION SUBMITS THE FOLLOWING INFORMATION:

                    NAME: American Century Sierra Funds, Inc.

   ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

               4500 Main Street, Kansas City, Missouri 64141-6200

             TELEPHONE NUMBER (INCLUDING AREA CODE): (816) 531-5575

                NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                              David C. Tucker, Esq.
                                4500 Main Street
                        Kansas City, Missouri 64141-6200

                             CHECK APPROPRIATE BOX:

                  REGISTRANT IS FILING A REGISTRATION STATEMENT
               PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY
                ACT OF 1940 CONCURRENTLY WITH THE FILING OF FORM
                                      N-8A:

                                 YES [ ] NO [X]
 -------------------------------------------------------------------------------

                 PURSUANT TO THE REQUIREMENTS OF THE INVESTMENT
               COMPANY ACT OF 1940, THE REGISTRANT HAS CAUSED THIS
                NOTIFICATION OF REGISTRATION TO BE DULY SIGNED ON
               ITS BEHALF IN THE CITY OF KANSAS CITY AND STATE OF
                           MISSOURI ON THE 11TH DAY OF
                                 DECEMBER, 2000.


                  American Century Sierra Funds, Inc.

                  BY: /s/ Brian L. Brogan
                  Brian L. Brogan, Assistant Vice President


                  ATTEST: /s/ David H. Reinmiller
                  David H. Reinmiller, Vice President